Exhibit 99.1

BROADRIDGE REPORTS THIRD QUARTER FISCAL YEAR 2012 RESULTS

Reaffirms Full Year Non-GAAP Earnings Per Share Guidance

LAKE SUCCESS, N.Y., May 8, 2012 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the third quarter of its fiscal year 2012. For the three months ended March 31, 2012, the Company reported revenues of $547 million, GAAP net earnings from continuing operations of $18 million, Non-GAAP net earnings from continuing operations of $36 million, GAAP diluted earnings per share from continuing operations of $0.14 and Non-GAAP diluted earnings per share from continuing operations of $0.28. This compares with revenues of $527 million, GAAP net earnings from continuing operations of $33 million and GAAP diluted earnings per share from continuing operations of $0.25 for the comparable quarter of the previous fiscal year. Our Non-GAAP results exclude the impact of the Penson Impairment charges and IBM Migration costs. These adjustments are described in more detail below.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am satisfied with our third quarter results. Our recurring revenues grew 9% and we had excellent client revenue retention of 99%; however, as anticipated, event-driven revenues continue to remain weak. We believe we are well positioned to finish fiscal year 2012 with strong operating results which should enable us to achieve our full year Non-GAAP earnings per share guidance.”

Financial Results for Third Quarter Fiscal Year 2012

For the third quarter of fiscal year 2012, revenues increased 4% to $547 million, compared to $527 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $29 million including net new business (defined as closed sales less client losses), internal growth, the Paladyne Systems, Inc. acquisition, and the Penson outsourcing services agreement, partially offset by lower event-driven fee revenues which declined by $4 million and lower distribution revenues which declined by $4 million. The declines in event-driven and distribution revenues were due to lower mutual fund activity. GAAP pre-tax margins from continuing operations of 5.3% decreased compared to 9.7% for the same period last year primarily due to the $22 million of Penson Impairment charges and $6 million of IBM Migration costs. Non-GAAP pre-tax margins from continuing operations were 10.4%.

For the third quarter of fiscal year 2012, GAAP net earnings from continuing operations of $18 million decreased 44%, compared to $33 million for the same period last year. Non-GAAP net earnings from continuing operations were $36 million. GAAP diluted earnings per share from continuing operations decreased to $0.14 per share, compared to $0.25 per share in the third quarter of fiscal year 2011. Non-GAAP diluted earnings per share from continuing operations were $0.28 per share. The Penson Impairment charges and IBM Migration costs decreased GAAP diluted earnings per share by $0.11, and $0.03, respectively.

Analysis of Third Quarter Fiscal Year 2012

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased 1% to $374 million in the third quarter of fiscal year 2012 compared to the third quarter of fiscal year 2011. Higher recurring fee revenues contributed $13 million, partially offset by $4 million in lower event-driven fee revenues and $4 million in lower distribution revenues. The declines in event-driven and distribution revenues were driven by lower mutual fund activity. The positive contribution from recurring fee revenues was driven primarily by net new business and internal growth. Operating margin increased by 1.7 percentage points to 9.9% as a result of higher recurring revenues and cost containment efforts.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased 10% to $169 million in the third quarter of fiscal year 2012 compared to the third quarter of fiscal year 2011. The increase was driven by net new business, the Paladyne Systems, Inc. acquisition and the Penson outsourcing services agreement. Operating margin decreased by 3.0 percentage points to 14.6% as a result of integration costs associated with the Paladyne Systems, Inc. acquisition coupled with lower revenues from internal growth.

Other

Pre-tax loss from continuing operations increased by $28 million in the third quarter of fiscal year 2012, primarily due to the Penson Impairment charges of $22 million and IBM Migration costs of $6 million.

Financial Results for Year-to-Date Fiscal Year 2012

For the nine months ended March 31, 2012, revenues increased 8% to $1,503 million, compared to $1,391 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $109 million including net new business, internal growth, acquisitions, the Penson outsourcing services agreement, and $9 million in higher distribution revenues, partially offset by lower event-driven fee revenues which declined $9 million due to lower mutual fund activity. GAAP pre-tax margins from continuing operations of 4.4% declined compared to 6.4% for the same period last year as a result of the $32 million Penson Impairment charges and $13 million of IBM Migration costs. Non-GAAP pre-tax margins from continuing operations were 7.3%.

For the nine months ended March 31, 2012, GAAP net earnings from continuing operations of $42 million declined 26% compared to the same period last year. Non-GAAP net earnings from continuing operations were $70 million. GAAP diluted earnings per share from continuing operations decreased to $0.33 per share compared to $0.44 per share for the comparable period of fiscal year 2011. Non-GAAP diluted earnings per share from continuing operations were $0.55 per share. The Penson Impairment charges and the IBM Migration costs decreased GAAP diluted earnings per share by $0.16 and $0.06, respectively.

During the nine months of fiscal year 2012, recurring revenue closed sales of $79 million increased 10% from last year’s comparable period. Free cash flow was $72 million. In addition, the Company repurchased approximately 1.5 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $23.39 per share, and approximately 6.1 million shares remain available for purchase under the current stock repurchase plan as of March 31, 2012.

Fiscal Year 2012 Financial Guidance

We have lowered our fiscal year 2012 full year revenue, GAAP earnings margins and GAAP diluted earnings per share guidance to reflect the impact of lower than expected distribution revenues, and to a lesser extent, lower event-driven revenues coupled with the Penson Impairment charges. We anticipate revenue growth in the range of 7% to 8%, GAAP earnings from continuing operations before income taxes margins in the range of 10.2% to 10.7%, and Non-GAAP earnings from continuing operations before income taxes margins in the range of 13.0% to 13.5%. We anticipate GAAP diluted earnings per share from continuing operations in the range of $1.18 to $1.28, and we are reaffirming Non-GAAP diluted earnings per share from continuing operations in the range of $1.50 to $1.60, based on diluted weighted-average shares outstanding of approximately 128 million shares. The Penson Impairment charges and the IBM Migration costs decreased our fiscal year 2012 GAAP diluted earnings per share from continuing operations guidance by $0.16 and $0.16, respectively.

We are reaffirming our free cash flow guidance, which is expected to be in the range of approximately $210 million to $260 million, excluding the IBM Migration costs. We are also reaffirming our recurring revenue closed sales guidance which is expected to be in the range of $110 million to $150 million.

Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases in excess of the repurchases needed to be at our 128 million diluted weighted-average shares outstanding guidance.

Description of Non-GAAP Adjustments:

Penson Impairment Charges:

Penson Note Receivable

In March 2012, Broadridge and its wholly owned subsidiary, Ridge Clearing and Outsourcing Solutions, Inc. (“Ridge”), entered into a Restructuring Support Agreement (“RSA”) with Penson Worldwide, Inc. (“Penson”) and certain of its subsidiaries. The RSA provides for proposed transactions related to the restructuring of Penson’s outstanding indebtedness, including the five-year subordinated note from PWI (the “Seller Note”) in the principal amount of $21 million issued by Penson to Broadridge as part of the consideration in the sale of the Ridge clearing contracts to Penson. As a part of Penson’s debt restructuring, Broadridge has agreed to cancel this note receivable in exchange for additional shares of Penson’s common stock, and the Company recorded a $21 million charge in our Other segment and Other expenses, net in the Condensed Consolidated Statements of Earnings at March 31, 2012, which included accrued interest on the Seller Note.

Penson Common Stock

During the second and third quarters of fiscal year 2012, we performed our periodic review for impairment of our investment in the Penson common stock which we received as part of the consideration in the sale of the Ridge clearing contracts to Penson. We factored in the level of the decline in the fair value of the Penson common stock and determined that the market value of the stock may not equal or exceed the cost basis of our investment within a reasonable period of time. After consideration of the severity and duration of time of this decline in fair value as well as the reasons for the decline in value, we recorded a $10 million and a $1 million non-cash “other-than-temporary” impairment charge in our Other segment and Other expenses, net in the Condensed Consolidated Statements of Earnings at December 31, 2011 and March 31, 2012, respectively, and we established a new cost basis for this investment.

IBM Data Center Migration

In March 2010, Broadridge entered into an Information Technology Services Agreement with International Business Machines (“IBM”), under which IBM will provide certain aspects of our information technology infrastructure that are currently being provided under our data center outsourcing services agreement with ADP. Our Non-GAAP results exclude the impact of the costs the Company expects to incur in connection with the migration of our data center to IBM (the “Migration”). These Migration costs are significant and we believe this information helps investors understand the effect of the Migration on our reported results and provides a better representation of our actual performance. The Migration costs are recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings. We remain confident that the Migration will be substantially complete by the end of our 2012 fiscal year.

Non-GAAP Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Net earnings, diluted earnings per share and pre-tax earnings margins excluding the Penson Impairment charges and the IBM Migration costs, and free cash flow are Non-GAAP measures. These measures are adjusted to exclude costs to be incurred in connection with the Penson Impairment charges and the IBM Migration costs as Broadridge believes this information helps investors understand the effect of the Penson Impairment charges and the IBM Migration costs on reported results and provides a better representation of our actual performance. Free cash flow is a Non-GAAP measure and is defined as cash flow from operating activities, less capital expenditures and purchases of intangibles. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of Non-GAAP measures to the comparable GAAP measures.

Earnings Conference Call

An analyst conference call will be held today, Tuesday, May 8th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $4 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2012 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (the “2011 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2011 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenues	$547.0	$527.1	$1,503.2	$1,390.8

Cost of revenues	420.8	406.6	1,186.2	1,099.8
Selling, general and administrative expenses	70.6	66.9	208.8	195.3
Other expenses, net	26.8	2.5	42.6	7.2

Total expenses	518.2	476.0	1,437.6	1,302.3

Earnings from continuing operations before income taxes	28.8	51.1	65.6	88.5
Provision for income taxes	10.7	18.5	24.0	32.0

Net earnings from continuing operations	18.1	32.6	41.6	56.5
Loss from discontinued operations, net of tax benefit	(1.4)	(2.9)	(1.4)	(3.1)

Net earnings	$16.7	$29.7	$40.2	$53.4

Earnings per share:
Basic earnings per share from continuing operations	$0.15	$0.26	$0.34	$0.45
Basic loss per share from discontinued operations	(0.01)	(0.02)	(0.01)	(0.02)

Basic earnings per share	$0.14	$0.24	$0.33	$0.43

Diluted earnings per share from continuing operations	$0.14	$0.25	$0.33	$0.44
Diluted loss per share from discontinued operations	(0.01)	(0.02)	(0.01)	(0.02)

Diluted earnings per share	$0.13	$0.23	$0.32	$0.42

Weighted-average shares outstanding:
Basic	124.0	124.2	123.8	125.3
Diluted	128.4	128.2	127.4	128.8
Dividends declared per common share	$0.16	$0.15	$0.48	$0.45

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	March 31, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$218.8	$241.5
Accounts receivable, net of allowance for doubtful accounts of $2.2 and $2.0, respectively	388.5	406.6
Other current assets	142.3	103.3

Total current assets	749.6	751.4
Property, plant and equipment, net	78.5	83.1
Goodwill	790.5	735.6
Intangible assets, net	152.8	147.2
Other non-current assets	242.9	186.7

Total assets	$2,014.3	$1,904.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$107.1	$119.0
Accrued expenses and other current liabilities	194.5	230.3
Deferred revenues	136.7	33.4
Short-term borrowings	—	400.0

Total current liabilities	438.3	782.7
Long-term debt	564.3	124.3
Deferred taxes	65.2	71.3
Deferred revenues	38.2	47.3
Other non-current liabilities	107.5	81.1

Total liabilities	1,213.5	1,106.7

Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 151.5 and 149.6 shares, respectively; outstanding, 124.1 and 123.7 shares, respectively	1.5	1.5
Additional paid-in capital	729.3	667.4
Retained earnings	622.7	642.2
Treasury stock: at cost, 27.4 and 25.9 shares, respectively	(564.3)	(529.9)
Accumulated other comprehensive income	11.6	16.1

Total stockholders’ equity	800.8	797.3

Total liabilities and stockholders’ equity	$2,014.3	$1,904.0

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2012	2011	2012	2011
Investor Communication Solutions	$374.0	$368.9	$1,003.8	$942.5
Securities Processing Solutions	169.3	153.9	488.8	441.7
Other	0.4	—	0.5	0.1
Foreign currency exchange	3.3	4.3	10.1	6.5

Total	$547.0	$527.1	$1,503.2	$1,390.8

	Earnings (Loss) from Continuing Operations before Income Taxes
	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2012	2011	2012	2011
Investor Communication Solutions	$36.9	$30.1	$55.9	$39.1
Securities Processing Solutions	24.8	27.1	72.8	67.3
Other	(36.6)	(9.1)	(72.2)	(24.3)
Foreign currency exchange	3.7	3.0	9.1	6.4

Total	$28.8	$51.1	$65.6	$88.5

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Pre-Tax Margins from Continuing Operations
	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2012	2011	2012	2011
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$57.0	$51.1	$110.4	$88.5
Penson Impairment charges	(22.5)	—	(32.2)	—
IBM Migration costs	(5.7)	—	(12.6)	—

Earnings from Continuing Operations before Income Tax (GAAP)	$28.8	$51.1	$65.6	$88.5

Pre-tax Margins (Non-GAAP)	10.4%	9.7%	7.3%	6.4%
Pre-tax Margins (GAAP)	5.3%	9.7%	4.4%	6.4%

	Net Earnings from Continuing Operations
	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2012	2011	2012	2011
Adjusted Net Earnings from Continuing Operations (Non-GAAP)	$36.2	$32.6	$70.3	$56.5
Penson Impairment Charges, net of taxes	(14.4)	—	(20.6)	—
IBM Migration costs, net of taxes	(3.7)	—	(8.1)	—

Net Earnings from Continuing Operations (GAAP)	$18.1	$32.6	$41.6	$56.5

	Diluted Earnings Per Share from Continuing Operations
	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2012	2011	2012	2011
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.28	$0.25	$0.55	$0.44
Penson Impairment charges	(0.11)	—	(0.16)	—
IBM Migration costs	(0.03)	—	(0.06)	—

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.14	$0.25	$0.33	$0.44

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2012 Guidance

(In millions, except per share amounts)

	FY12 Guidance Range
	Low	High
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$300	$314
Penson Impairment charges	(32)	(32)
IBM Migration costs	(33)	(33)

Earnings from Continuing Operations before Income Taxes (GAAP)	$235	$249

Pre-tax Margins (Non-GAAP)	13.0%	13.5%
Pre-tax Margins (GAAP)	10.2%	10.7%

	FY12 Guidance Range
	Low	High
Adjusted Diluted EPS from Continuing Operations (Non-GAAP)	$1.50	$1.60
Penson Impairment charges	(0.16)	(0.16)
IBM Migration costs	(0.16)	(0.16)

Diluted EPS from Continuing Operations (GAAP)	$1.18	$1.28

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	Nine Months Ended March 31, 2012	FY12 Guidance Range(a)
	Actual	Low	High
Net Earnings from Continuing Operations (GAAP)	$42	$150	$162
Depreciation and amortization (includes other LT assets)	68	95	100
Stock-based compensation expense	22	31	31
Other	11	17	27

Subtotal	143	293	320
Working capital changes	27	(15)	(15)
Long-term assets & liabilities changes (b)	(59)	(55)	(45)

Net cash flow provided by continuing operating activities	111	223	260
Cash Flows From Investing Activities
IBM/ITO data center investment	(7)	(15)	(10)
Penson	(7)	(7)	(7)
Capital expenditures and software purchases	(25)	(65)	(55)

Free cash flow (Non-GAAP) (c)	$72	$136	$188

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases in excess of the repurchases needed to achieve our 128 million diluted weighted-average shares outstanding guidance.
(b)	Includes IBM Migration costs of $(21M) and ~$(33M) for YTD Q3FY12 actual and FY12 guidance, respectively.
(c)	FY12 ranges presented in this table include the impact of ~$73M due to IBM Migration costs. When the IBM Migration costs are excluded from the FY12 range, free cash flow would be ~$210M to ~$260M, with the mid-point of ~$235M.